Exhibit 99.1

                SOVEREIGN BANCORP - News Release

November 26, 1996


                     SOVEREIGN & FIRST STATE
               MERGER TO CLOSE FIRST QUARTER 1997
                     EXCHANGE RATIO LOWERED

          WYOMISSING, PA.....Sovereign Bancorp, Inc.
("Sovereign") (NASDAQ/NMS:SVRN), parent company of Sovereign Bank, and First State Financial Services ("First State") (NASDAQ/NMS:FSFI), parent company of First DeWitt Bank, jointly announced today the signing of an amendment (the "Amendment") to their previously executed Definitive Agreement dated June 24, 1996 under which Sovereign would acquire First State. The Amendment follows completion of Sovereign's detailed review of First State's asset quality, and provides for a price adjustment in exchange for Sovereign's agreement to eliminate certain termination rights in the Definitive Agreement.

          Under the terms of the Amendment, First State shareholders would receive the greater of $14.75 in Sovereign common stock or 1.225 shares of Sovereign common stock for each outstanding share of First State. Previously, the exchange ratio was fixed at 1.29 shares if Sovereign's stock price was greater than $11.45. First State shareholders retain the right to terminate the Definitive Agreement if the average price of Sovereign is below $8.00 per share. The Amendment also eliminates certain termination rights previously held by Sovereign which were specific as to the asset quality of First State.

          Jay S. Sidhu, Sovereign's President and Chief Executive Officer stated, "The addition of First State customers will add meaningful size to Sovereign's core businesses and First State's existing franchise will fit very well with our current retail network."

          "Our loyal customer base will be well-served by the Sovereign franchise and we are looking forward to becoming a part of this dynamic company," added Michael J. Quigley, III, Chairman, President and Chief Executive Officer of First State. Quigley further commented, "We believe that the merger Amendment, which was approved unanimously by First State's Board of Directors, is in the best interests of First State's shareholders."

          The merger is subject to approval of various regulatory agencies and the shareholders of First State. Sovereign anticipates that the transaction will close early in the first quarter of 1997 and will be accounted for as a pooling-of-interests.

          Sovereign is a $9.4 billion holding company based in Wyomissing, Pennsylvania and is the fourth largest financial institution headquartered in Pennsylvania with 122 Community Banking Offices operating in eastern Pennsylvania, northern Delaware and New Jersey. First State is a $660 million financial institution headquartered in West Caldwell, New Jersey with 14 branch offices located in Essex and four other central and northern New Jersey counties. On Monday, November 25, 1996, Sovereign's common stock closed at $13.625, its convertible preferred stock closed at $70.375 and First State's common stock closed at $14.75.

                             THE END